Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended March 31, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$226,248
Less: equity income from investees	744
Plus: distributed income of equity investees	854
Income taxes	143,491
Fixed charges (including securitization certificates)	98,774
Total	$468,623

Interest expense	$91,119
Interest component of rentals (estimated as one-third of rental expense)	7,655
Total	$98,774

Ratio of earnings to fixed charges	4.74

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended March 31, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$226,248
Less: equity income from investees	744
Plus: distributed income of equity investees	854
Income taxes	143,491
Fixed charges (including securitization certificates)	98,774
Total	$468,623

Interest expense	$91,119
Interest component of rentals (estimated as one-third of rental expense)	7,655
Subtotal	98,774
Preferred stock dividend requirements	3,203
Total	$101,977

Ratio of earnings to fixed charges and preferred stock dividend requirements	4.60